NIVS IntelliMedia Technology Group Reports Second Quarter 2009 Financial Results

- 2Q09 Revenue Increases 64.4% YoY to $40.9 Million –
- 2Q09 Net Income Increases 39.9% YoY to $4.6 Million –
- Reaffirms FY09 Revenue and Profit Margin Forecast -

HUIZHOU, China, Aug. 14 -- NIVS IntelliMedia Technology Group, Inc., (NYSE Amex: NIV) ("NIVS" or the "Company"), an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products, today reported its financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Business Achievements

--
Building the NIVS Brand.  The Company completed the second phase of their product road show and marketing campaign.  During the second quarter, NIVS held sales promotion and business development road shows in 15 provinces throughout China, having already visited the other 13 provinces during the first quarter.  These road shows were directly supported by advertisements on CCTV.

--
Broadening Distribution.  The Company significantly expanded its distribution network in both mainland China and Hong Kong.  Most notably, the Company began cooperating with two of China's largest home appliance chain retailers, Gome Electronic Appliance Co. Ltd ("Gome") and Suning Appliance Co. Ltd. ("Suning"), which in total operate over 2,000 household electrical appliances stores throughout China.  In addition, NIVS signed strategic cooperative agreements with online retailers such as 360buy.com, a subsidiary of Amazon.cn, and Good Century Holdings, Ltd., a leading consumer electronics service agency in Hong Kong.

--	Launching New Products. The Company successfully launched its new Digital Home Theater systems and has already achieved approximately 31% of its annual sales target.

--
Strengthening Capital Structure.  The Company was added to both Russell 2000® and Russell 3000® indexes in June, which reflects NIVS's rapid progress and helps to increase the Company's visibility and liquidity among the investment community.

Second Quarter 2009 Financial Results

Revenues from sales of our products for the second quarter of 2009 increased 64.4% to $40.9 million, from $24.9 million in second quarter of 2008, driven by increased demand, success of new products and greater brand recognition as a result of the Company's market expansion efforts. Revenue for standard audio equipment increased to $19.7 million, an increase of 61.7% compared to $12.2 million for the same period in 2008. Revenue for televisions increased 116.1% to $6.4 million, from $3.0 million a year ago. Revenue for intelligent audio and video equipment increased 90.9% to $6.1 million, compared to $2.9 million for the same period in 2008.

Gross profit in the second quarter of 2009 increased to $9.7 million, compared to $5.7 million for the same period last year. Correspondingly, gross margin increased 250 basis points sequentially to 23.9% from 21.4% in the first quarter of 2009. The increase of the gross margin was mainly attributable to a price increase on NIV's LCDTV and standard audio equipment products.

Operating expenses were $3.8 million for the second quarter of 2009, or 9.3% of total revenue, compared to $1.3 million, or 5.1% of total revenue a year ago. Selling expense for the second quarter of 2009 totaled $2.1 million, an increase of $1.4 million, or 186.3%, compared to $0.7 million for the same period in the prior year. The increase was primarily due to the increased television advertising and marketing activities. General and administrative expenses were $0.9 million for the second quarter of 2009, an increase of $0.6 million, or 122%, compared to $0.3 million for the same period in 2008, as a result of higher professional fees related to being a publicly-listed company. Research and development expenses were approximately $0.8 million for the second quarter of 2009, an increase of $0.5 million from $0.3 million in the prior year's period. The increase was mainly due to the continued investment in the development of new product offerings, which the Company believes have contributed to an increase in sales.

Income from operations in second quarter 2009 increased 32.9% to $5.9 million from $4.5 million in second quarter of 2008. Meanwhile, operating margins decreased to 14.5%, versus 17.9% for the same period in 2008, primarily due to the increase of advertising and marketing activities and professional fees expenses. Total non-recurring expenses during the quarter were approximately $0.3 million.

Net income was $4.6 million, or $0.11 per fully diluted share, for the three months ended June 30, 2009, an increase of $1.3 million, or 39.9%, compared to $3.3 million, or $0.12 per diluted share, for the same period in 2008.

Mr. Tianfu Li, Chairman and CEO of NIVS, commented, "We are very pleased with our performance this quarter. Our significantly improved sales revenue reflects the success of our aggressive marketing efforts. We have now executed our product road show and advertising campaign in every province in China, improving our brand awareness throughout the country, including in regions where we where the NIVS brand name was not so strong before such as western and northern China. We are particularly happy to have so strongly extended our distribution networks. We believe that our cooperation with such big retailers as Gome and Suning will significantly improve the reach of our products and help drive future revenues. As such, we feel comfortable that we have created a strong foundation for healthy business for the remainder of 2009."

Liquidity and Capital Resources

The Company had an unrestricted cash balance of approximately $0.3 million as of June 30, 2009, as compared to $2.2 million as of March 31, 2009. Net cash used by operating activities was $2.9 million for the three months ended June 30, 2009, compared to net cash provided by operating activities of $3.2 million for the first quarter of 2009. Accounts receivable increased to $23.1 million from $18.6 million at the end of the first quarter of 2009, and DSOs improved to 52 days, remaining better than the Company's target of 60 days.

Financial Outlook

For the full year 2009, NIVS reaffirms its revenue projection of approximately $172 million to $186 million, a projected 20% to 30% increase compared to 2008. The Company also reaffirms full year 2009 net profit margin will remain firm in the historical range of 9-10%.

Mr. Li continued, "For this type of business, the third and fourth quarters are usually stronger due to the holiday season boosting the demand for consumer electronics. For the remainder of 2009, we intend to continue our strong marketing and new product launch momentum, as we remain focused on executing our goal of becoming China's preeminent integrated consumer electronics company. We aim to enhance our balance sheet by cutting operating costs and streamlining our operating efficiencies. In addition, we will continue to focus in R&D and adding to our product portfolio. We have already begun moving into a new vertical of laptops, and will soon be adding a Bluetooth car audio player to our product portfolio. We believe that our integrated combination of solid technology, design, manufacturing, distribution, product and marketing will elevate NIVS to become an eventual household name brand that consumers know and trust for all their household electronics needs in China."

Conference Call

The Company will hold a conference call to discuss the financial results at 8:00 a.m. ET on Friday, August 14, 2009. The Company invites you to join the call by dialing 1-719-457-2619. A live webcast of the conference call will be available at http://www.nivsgroup.com . A replay of the call will be available from August 14, 2009 to August 28, 2009. Listeners may access the replay by dialing 1-719-457-0820, passcode: 6584786.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting ("DVB") set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company's reliance on its major customers for a large portion of its net sales; the Company's ability to develop and market new products; the Company's ability to continue to borrow and raise additional capital to fund its operations; the Company's ability to collect aging trade receivables and the effect of a growing doubtful account allowance; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company's products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; protection of the Company's intellectual property rights; changes in the laws of the PRC that affect the Company's operations; development of a public trading market for the Company's securities; and the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In US Dollars)

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$40,859,722	$24,860,574	$70,116,450	$51,636,895
Other Sales	61,377	93,182	152,449	156,053
Cost of Goods Sold	(31,173,544)	(19,207,711)	(54,270,324)	(39,590,833)
Gross Profit	9,747,555	5,746,045	15,998,575	12,202,115

Selling Expenses	2,126,889	742,892	3,268,112	1,363,104

General and administrative
Amortization	18,348	16,988	35,793	33,488
Depreciation	83,054	65,729	164,324	161,209
Bad debts	--	(68,199)	--	384,102
Other general and administrative	822,075	272,310	1,964,990	1,033,707
Total general and administrative	923,477	286,828	2,165,107	1,612,506
Research and development	762,940	252,410	1,335,475	407,182
Total operating expenses	3,813,306	1,282,130	6,768,694	3,382,792
Income from operations	5,934,249	4,463,915	9,229,881	8,819,323

Other income (expenses)
Government grant	66,923	--	66,923	--
Interest income	5	139	5	139
Interest expense	(324,162)	(513,735)	(886,225)	(1,045,237)
Imputed interest	--	(109,194)	--	(299,333)
Sundry income (expense), net	--	(6,559)	9,981	9,174
Total other income (expenses)	(257,234)	(629,349)	(809,316)	(1,335,257)

Income before noncontrolling interest and income taxes	5,677,015	3,834,566	8,420,565	7,484,066
Income taxes	(961,914)	(469,571)	(1,275,869)	(975,084)
Net income before noncontrolling interest	4,715,101	3,364,995	7,144,696	6,508,982

Noncontrolling interest	(119,616)	(79,482)	(180,744)	(163,555)

Net income attributable NIVS IntelliMedia Technology Group, Inc.	$4,595,485	$3,285,513	$6,963,952	$6,345,427

Basic earnings per share	$0.11	$0.12	$0.18	$0.23

Weighed-average shares outstanding, Basic	40,648,149	27,546,667	39,028,629	27,546,667

Diluted earnings per share	$0.11	$0.12	$0.18	$0.23

Weighed-average shares outstanding, Diluted	40,648,149	27,546,667	39,028,629	27,546,667

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In US Dollars)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$281,638	$461,504
Trade receivables, net	23,083,224	20,364,356
VAT refundable	128,820	1,094,090
Inventories, net	20,594,280	11,279,832
Restricted cash	14,603,721	11,681,595
Prepaid expenses and deposits	27,255	81,690
Total current assets	58,718,938	44,963,067
Property and equipment, net	56,649,040	56,331,487
Advances to suppliers	13,068,347	15,286,028
Intangible assets, net	2,321,199	2,343,383
Total Assets	$130,757,524	$118,923,965

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade	$2,939,609	$2,020,363
Customer deposit	402,421	1,393,171
Accrued liabilities and other payable	1,036,401	1,441,922
Various taxes payable	1,862,788	470,860
Short-term loans	37,839,638	35,871,715
Wages payable	543,111	800,744
Bank notes payable	18,486,077	18,849,201
Corporate tax payable	4,017,046	2,744,518
Total current liabilities	67,127,091	63,592,494
Due to shareholder	--	7,842,780
Total liabilities	67,127,091	71,435,274

Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none outstanding at June 30, 2009 and December 31, 2008	--	--
Common stock, stock $0.0001 par value, 100,000,000 shares authorized, 40,675,347 and 36,855,714 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	4,068	3,686
Additional paid-in capital	21,717,239	12,663,513
Accumulated other comprehensive income	3,867,825	3,960,012
Statutory surplus reserve fund	3,568,869	3,568,869
Retained earnings (unrestricted)	33,157,323	26,193,371
Total Stockholders' Equity	62,315,324	46,389,451
Noncontrolling interest	1,315,109	1,099,240
Total Liabilities and Stockholders'
Equity	$130,757,524	$118,923,965

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In US Dollars)

	For The Six Months Ended
	June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net Income	$6,963,952	$6,345,427
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Noncontrolling interest	180,744	163,555
Imputed interest	--	299,333
Bad debts	--	384,102
Depreciation	2,896,131	2,347,467
Amortization	35,793	33,488
Changes in operating assets and liabilities:
Account receivable-trade	(2,718,868)	(1,290,015)
Advance to suppliers for purchases	2,217,681	(13,789,120)
Prepaid expenses and deposits	54,435	(64,169)
Inventories, net	(9,314,448)	(1,483,490)
Restricted cash	(2,922,126)	(1,617,120)
VAT refundable	965,270	--
Accounts payable and accrued liabilities	(477,025)	10,548,123
Various taxes payable	1,391,928	46,964
Wages payable	(257,633)	(201,190)
Corporate tax payable	1,272,528	1,114,778
Net cash provided by operating activities	288,362	2,838,133

Cash Flows From Investing Activities
Purchases of property and equipment	(3,270,839)	(2,899,305)
Purchases of intangible assets	(16,973)	--
Net cash used by investing activities	(3,287,812)	(2,899,305)

Cash Flows From Financing Activities
Increase (decrease) in loans payable	1,967,923	(1,449,192)
Increase (decrease) in notes payable	(363,124)	6,908,728
Net proceeds of share issuance	1,212,374	-
Due to shareholder	--	(1,165,113)
Due from related parties	--	(5,453,546)
Net cash provided (used) by financing activities	2,817,173	(1,159,123)

Effect of exchange rate changes on cash	2,411	766,625
Net decrease in cash and cash equivalents	(179,866)	(453,670)

Cash and cash equivalents, beginning of period	461,504	1,438,651

Cash and cash equivalents, end of period	$281,638	$984,981

Supplemental disclosure information:
Interest expense paid	$886,225	$1,045,237
Income taxes paid	$1,275,869	$975,084

Supplemental financial activities:
Exchange of Li debt for common stock	$(7,841,726)	$--
Issuance of shares for warrants exercise	$94	$--
Issuance of shares	$275,265	$--